Offer to Exchange
Senior Secured Notes Due 2005
for any and all outstanding
11 5/8% Senior Subordinated Notes Due 2003
(CUSIP No. 967446AA3)
and
Solicitation of Consents for Amendments
to
the Indenture governing the 11 5/8% Senior Subordinated Notes Due 2003

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON WEDNESDAY JANUARY 22, 2003, UNLESS EXTENDED, WHICH WE REFER TO AS THE EXPIRATION DATE. WITHDRAWAL RIGHTS FOR ACCEPTANCES OF THE EXCHANGE OFFER WILL EXPIRE AT THAT TIME, UNLESS THE EXPIRATION DATE IS EXTENDED. AS DESCRIBED BELOW, BY ACCEPTING THE EXCHANGE OFFER, YOU CONSENT TO THE PROPOSED AMENDMENTS TO THE INDENTURE GOVERNING OUR 11 5/8% SENIOR SUBORDINATED NOTES DUE 2003.

December 20, 2002

To Our Clients:

      Wickes Inc., a Delaware corporation (“Wickes” or the “Company”), is offering to exchange (the “Exchange Offer”), on the terms and subject to the conditions set forth in the Offering Memorandum and Solicitation of Consents dated December 20, 2002 (as it may be supplemented or amended from time to time, the “Offering Memorandum”) and the related Consent and Letter of Transmittal (as it may be supplemented or amended from time to time, the “Consent and Letter of Transmittal”), its newly issued Senior Secured Notes due 2005 (the “New Senior Secured Notes”) for any and all of the Company’s outstanding 11 5/8% Senior Subordinated Notes due 2003 (the “Existing Notes”), as indicated in the table below. Enclosed for your consideration are copies of the Offering Memorandum and Consent and Letter of Transmittal. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Offering Memorandum.

CUSIP Number	Security

967446AA3	11 5/8% Senior Subordinated Notes due 2003

      In conjunction with the Exchange Offer, Wickes is also hereby soliciting consents (the “Solicitation”) from holders of the Existing Notes (each, a “Holder” and, collectively, the “Holders”) to the proposed amendments described herein (the “Proposed Amendments”) of the Indenture dated as of October 15, 1993, between Wickes and HSBC Bank USA (formerly known as Marine Midland Bank), as trustee (the “Indenture”). The Proposed Amendments would eliminate or modify many of the covenants in the Indenture. The Proposed Amendments would permit the Company to, among other things, incur indebtedness, pay dividends on or repurchase its common stock, enter into asset sales and enter into mergers and sales of all or substantially all of its assets.

      If you elect to participate in the Exchange Offer, you will receive, for each $1,000 principal amount of Existing Notes tendered, $1,000 principal amount of New Senior Secured Notes. Participation in the Exchange Offer may only be in Existing Note denominations of $1,000 and integral multiples thereof. We will pay interest on the new senior secured notes monthly on the 15th day of each month, or if that day is not a business day, the first business day thereafter, to holders of record at the close of business on the first business day of the month immediately preceding each interest payment date. The new senior secured notes will bear 11 5/8% interest from the date of issuance through December 15, 2003 and at 18% per annum thereafter. Interest at 11 5/8% will be paid currently in cash and the balance will be paid currently in cash to the extent we have excess cash flow, as defined in the new indenture, and will accrue to the extent not paid in cash. The first interest payment will be on March 17, 2003 and consist of (i) the interest on your existing notes at the existing 11 5/8% coupon rate from the last interest payment date through the closing date of the exchange offer and (ii) the interest on your new senior secured notes at the coupon rate applicable to the new senior secured notes from the date immediately following the closing date of the exchange offer through the first interest payment date. Also, on the first interest payment date, we will prepay new senior secured notes at the then effective optional redemption price in the amount of $4.98 million.

      This material relating to the Exchange Offer is being forwarded to you as the beneficial owner of Existing Notes carried by us for your account or benefit but not registered in your name. An exchange of any New Senior Secured Notes with respect to any Existing Notes may only be made by us as the registered Holder or as DTC Participant and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to exchange and deliver Consents with respect to any or all of the Existing Notes held by us for your account. We urge you to read carefully the Offering Memorandum, the Consent and Letter of Transmittal and the other materials provided herewith before instructing us to exchange your Existing Notes and to deliver the related consents with respect to such Existing Notes.

      Your attention is directed to the following:

1. The Exchange Offer is for all Existing Notes that are outstanding.

2. Holders who desire to exchange their Existing Notes pursuant to the Exchange Offer are required to consent to the Proposed Amendments with respect to such Existing Notes and Holders are required to exchange the related Existing Notes to deliver a valid Consent.

3. If you desire to exchange any Existing Notes pursuant to the offer and make the exchange, we must receive your instructions in ample time to permit us to effect an exchange of Existing Notes on your behalf on or prior to the Expiration Date.

4. The Company’s obligations to make the exchange for exchanged Notes is subject to certain conditions set forth in the Offering Memorandum under the captions “The Exchange Offer and Consent Solicitation.”

5. Wickes expressly reserves the right, subject to applicable law and the terms of the Exchange Offer, (i) to delay acceptance for the exchange of any Existing Notes, or regardless of whether such Existing Notes were theretofore accepted for exchange, to delay the exchange of any Existing Notes pursuant to the Exchange Offer and to terminate the Exchange Offer and not accept an exchange for any Existing Notes not theretofore accepted for purchase upon the failure of any of the conditions to the Exchange Offer specified herein to be satisfied, by giving oral or written notice of such delay or termination to the Exchange Agent and (ii) at any time, or from time to time, to amend the Exchange Offer in any respect. Except as otherwise provided in the Offering Memorandum, withdrawal rights with respect to Existing Notes accepted and exchanged by the Company pursuant to the Exchange Offer will not be extended or reinstated as a result of an extension or amendment to the Exchange Offer. The reservation by Wickes of the right to delay the exchange of Existing Notes is subject to the provisions of Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended, which requires that Wickes pay the consideration offered promptly after acceptance of exchanged Existing Notes or return the Existing Notes deposited by or on behalf of Holders thereof promptly after the termination or withdrawal of the Exchange Offer.

6. Consummation of the Exchange Offer and the effectiveness of all or substantially all of the Proposed Amendments may have adverse consequences to nonexchanging Holders, including that nonexchanging Holders will no longer be entitled to the benefits of certain of the restrictive covenants and other provisions relating to restrictions on mergers, transfers of property and changes of control of the Company currently contained in the Indenture to the extent such provisions are eliminated or modified by the Proposed Amendments and that the reduced amount of outstanding Existing Notes as a result of the Exchange Offer may adversely affect the trading market, liquidity and market price of the Existing Notes. If the Supplemental Indenture is executed and becomes operative, the Proposed Amendments will be binding on all non-exchanging Holders.

      No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of the Company, the Exchange Agent, or the Information Agent for purposes of the Exchange Offer. For all purposes noted in all materials related to the Exchange Offer, the term “solicit” shall be deemed to mean no more than “processing Existing Notes exchanged” or “forwarding to customers materials relating to the Exchange Offer.”

      The Company will also, upon request, reimburse Soliciting Dealers for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the Exchange Offer to their customers.

      If you wish to have us exchange any or all of your Existing Notes held by us for your account or benefit pursuant to the Exchange Offer, please so instruct us by completing, executing and returning to us the instruction form that appears below. The accompanying Consent and Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to exchange Existing Notes held by us and registered in our name for your account.

IMPORTANT: The Consent and Letter of Transmittal (or a facsimile thereof), together with Existing Notes and all other required documents or the Notice of Guaranteed Delivery, must be received by the Exchange Agent on or prior to the Expiration Date in order for Holders to participate in the Exchange Offer. The procedures for guaranteed delivery set forth in the Offering Memorandum may not be used to exchange Existing Notes prior to the Expiration Date.

LETTER OF

INSTRUCTIONS TO REGISTERED HOLDER
OR DTC PARTICIPANT FROM BENEFICIAL OWNER

      The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer.

      This will instruct you to exchange the principal amount of Existing Notes indicated below held by you for the account or benefit of the undersigned and to deliver the undersigned’s Consent with respect to the principal amount of Existing Notes indicated below, pursuant to the terms of and conditions set forth in the Offering Memorandum and Solicitation of Consents dated December 20, 2002 and the Consent and Letter of Transmittal.

Notes are to be exchanged and related	Principal Amount exchanged and as to which Consents are given
Consents given pursuant to the Exchange Offer	in the Exchange Offer
(“Yes” or “No”)*

*	Unless otherwise indicated, the answer “yes” will be deemed to have been given. Holders who desire to exchange their Existing Notes pursuant to the Exchange Offer and receive the New Senior Secured Notes are required to consent to the Proposed Amendments.

PLEASE SIGN HERE

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